Exhibit 10.14

              GREENPOINT FINANCIAL CORP. 1999 ANNUAL INCENTIVE PLAN

                                        I

                                     PURPOSE

      The GreenPoint Financial Corp. 1999 Annual Incentive Plan (the "Plan"), which, subject to approval by the Company's stockholders, shall be effective as of January 1, 1999, is designed to provide a significant and variable economic opportunity to selected officers and employees of the Company as a reflection of their individual and group contributions to the success of GreenPoint Financial Corp. and its subsidiaries (the "Company"). The payments pursuant to Article IX of the Plan are intended to qualify under Section 162(m)(4)(C) of the Code (as defined below) as excluded from the term "applicable employee remuneration".

                                       II

                                   DEFINITIONS

      For purposes of the Plan, the following terms are defined as set forth below. In addition, certain other terms used herein have the definitions given to them in the first place in which they are used.

      "Board" shall mean the Board of Directors of the Company.

      "Bonus" shall mean a cash award payable to a Participant pursuant to the terms of the Plan, including an Incentive Award (as defined in Article IX hereof).

      "Cause" shall mean personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or any willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means the Committee referred to in Article III hereof.

      "Covered Employees" shall mean Participants (as defined in Article IV hereof) designated by the Committee who are or are expected to be "covered employees" within the meaning of Section 162(m)(3) of the Code for the year in which a Bonus hereunder is payable.

      "Disinterested Person" means a member of the Board who qualifies as an "outside director" for purposes of Section 162(m) of the Code.

      "Payment Date" shall mean the date following the conclusion of a particular Measurement Period (as such term is defined in Article IX) on which the Committee certifies that applicable Performance Objectives (as such term is defined in Article IX) have been satisfied and authorizes payment of corresponding Incentive Awards.

      "Target Bonus" shall mean the amount determined by the Committee at the time of grant in its sole discretion, which need not be the same for each Participant.


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                                       III

                                 ADMINISTRATION

      The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board, composed of not less than two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board.

      In administering the Plan, the Committee may at its option employ compensation consultants, accountants and counsel (who may be the independent auditors and outside counsel and compensation consultants of the Company) and other persons to assist or render advice to the Committee, all at the expense of the Company.

                                       IV

                                   ELIGIBILITY

      The Committee shall, in its sole discretion, determine each fiscal year those officers and employees of the Company who shall be eligible to participate in the Plan (the "Participants") for such fiscal year based upon such Participants' opportunity to have a substantial impact on the Company's operating results. Nothing contained in the Plan shall be construed as or be evidence of any contract of employment with any Participant for a term of any length nor shall participation in the Plan in any year by any Participant require continued participation by such Participant in any subsequent year.

                                        V

                             DETERMINATION OF BONUS

      Subject to Article IX hereof, the form and amount of each Bonus award to a Participant shall be determined by and in the discretion of the Committee. Subject to Article IX, the Committee may condition the earning of a Bonus upon the attainment of specified performance goals measured over a period not greater than one year relating to the Participant or the Company or subsidiary, division or department of the Company for or within which the Participant is primarily employed, or upon such other factors or criteria as the Committee shall determine, which goals may be different for each award recipient. Bonuses under the Plan will consist of an award, payable in cash from the Company, based upon a percentage or multiple of the Target Bonus, payable based upon the degree of achievement of such predetermined performance objectives over the specified Measurement Period. Bonuses under this Plan for Covered Employees shall be subject to pre-established performance goals in accordance with Article IX hereof. Subject to Article IX, the Committee may, in its sole discretion, increase or decrease the amount of any Bonus payable to a Participant and may award Bonuses to Participants (other than Covered Employees) even though the Bonuses are not earned. Bonuses earned or otherwise awarded will be paid on the Payment Date.


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                                       VI

                            TERMINATION OF EMPLOYMENT

      In the event that a Participant's employment with the Company terminates for any reason prior to the Payment Date with respect to any Bonus, the balance of any Bonus which remains unpaid at the time of such termination, shall be payable to the Participant, or forfeited by the Participant, in accordance with the terms of the award established by the Committee at the time of grant; provided, however, that in the case of a Covered Employee, no amount shall be payable unless the Performance Objectives (as defined below) are satisfied unless the termination of employment of the Covered Employee is due to the death or disability of the Participant. Participants who remain employed through the Measurement Period but are terminated prior to the Payment Date shall be entitled to receive Bonuses payable with respect to such Measurement Period, unless terminated for Cause.

                                       VII

                            AMENDMENT AND TERMINATION

      The Board shall have the right to amend, modify or terminate the Plan from time to time but no such amendment or modification shall, without prior approval of the stockholders, change Article IX of this Plan so as to alter the business criteria on which the Performance Objectives are based or to increase the amount set forth in Section (e) of Article IX, materially increase the amount available for awards, materially increase the benefits accruing to Participants who are Covered Employees hereunder, materially modify the requirements regarding eligibility for participation in the Plan or, without the consent of the Participant affected, impair any award made prior to the effective date of the amendment, modification or termination.

                                      VIII

                                  MISCELLANEOUS

      Bonus payments shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

                                       IX

                   PROCEDURES FOR CERTAIN DESIGNATED EMPLOYEES

      Bonuses under the Plan to Participants who are Covered Employees shall be subject to pre-established performance goals as set forth herein.
Notwithstanding Article V hereof, the Committee shall not have discretion to modify the terms of awards to such Participants except as specifically set forth in this Article IX.


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      (a) Target Bonus. Prior to the commencement of a Measurement Period (as defined below), the Committee shall grant bonus award opportunities ("Incentive Awards") to such of the Participants who may be Covered Employees payment of which shall be conditioned upon satisfaction of specific Performance Objectives (as defined below) measured over a period not greater than one year established by the Committee in writing at the time of grant. An Incentive Award shall consist of an award payable in cash from the Company, based upon a percentage or multiple of a Target Bonus. The extent, if any, to which an Incentive Award based upon the Target Bonus will be payable will be based upon the degree of achievement of predetermined Performance Objectives (as defined below) over a specified Measurement Period (as defined below); provided, however, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable upon expiration of the Measurement Period (under which circumstances the Participant will have no right to receive the amount of such reduction even if the Performance Objectives are met).

      (b) Measurement Period. The measurement period will be a period of one fiscal year, unless a shorter period is otherwise selected and established in writing by the Committee at the time the Performance Objectives are established with respect to a particular Incentive Award (the period so specified being hereinafter referred to as the "Measurement Period").

      (c) Performance Objectives. The performance objectives ("Performance Objectives") established by the Committee at the time the Incentive Award is granted will be based on return on equity, return on assets, earnings per share, net income and/or achievement of predetermined strategic milestones during the Measurement Period. Performance Objectives may be specified relative to budgeted or other internal goals, or relative to the performance of one or more peer groups. Performance Objectives may be stated in the alternative or in combination.

      (d) Payment of an Incentive Award. At the time the Incentive Award is granted, the Committee shall prescribe a formula to determine the percentage of the Target Bonus which may be payable based upon the degree of attainment of the Performance Objectives which shall be determined as of the last day of the Measurement Period. If the minimum Performance Objectives established by the Committee are not met, no Incentive Award payment will be made to the Participant. To the extent that the minimum Performance Objectives are surpassed and upon written certification by the Committee that the Performance Objectives have been satisfied to a particular extent and any other material terms and conditions of the Incentive Awards have been satisfied, payment shall be made on the Payment Date in accordance with the prescribed formula based upon a percentage or multiple of the Target Bonus unless the Committee determines, in its sole discretion, to reduce the payment to be made. The Committee may provide in writing at the time of grant that Incentive Awards shall be payable at a fixed time following a Measurement Period and it may impose forfeiture or vesting requirements. In no event shall an Incentive Award be paid to a Covered Employee unless and until the Plan has been approved by the Company's stockholders.

      (e) Maximum Payable. The maximum amount payable to a Covered Employee is $3,000,000.

                                        X

                               DEFERRAL ELECTIONS

      The Committee may at its option establish procedures pursuant to which Participants are permitted to defer the receipt of Bonuses payable hereunder.


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